NEWS RELEASE
BROOKFIELD HOMES ANNOUNCES FIRST QUARTER NET NEW ORDERS, AND
NOTICE OF FIRST QUARTER CONFERENCE CALL AND WEBCAST
Fairfax, Virginia, April 5, 2007 — (BHS: NYSE)
Net New Home Orders
Net new orders for the quarter ended March 31, 2007 totaled 286 units, compared to 227 units in the first quarter of 2006. A summary by region of the net new orders and active selling communities follows:

	Net New Orders		Active Selling Communities
	2007	2006	2007	2006

Northern California	29	15	3	1
Southland / Los Angeles	81	93	6	3
San Diego / Riverside	64	40	9	7
Washington D.C. Area	108	69	13	12
Corporate and Other	4	10	2	1

	286	227	33	24

Net new home orders for the three months ended March 31, 2007 totaled 286 units, an increase of 59 units compared to the same period in 2006. The increase in net new home orders for the quarter is primarily due to an increase in active selling communities.
Conference Call and Webcast for Investors and Analysts
You are invited to participate in Brookfield Homes’ First Quarter Conference Call on Friday, May 4, 2007 at 5 p.m. (EST) to discuss with members of senior management our results and current business initiatives.
Brookfield Homes will release its 2007 first quarter financial results on Friday, May 4th at approximately 11:00 a.m. (EST), and it will be available on the website at www.brookfieldhomes.com under “Investor Relations — Press Releases.” Brookfield Homes’ supplemental information package will also be available under “Investor Relations — Financial Reports and Investor Presentations.” The Conference Call will also be Webcast live on our website, where it will be archived for future reference.

To participate in the Conference Call, please dial 1-877-356-9134, toll free in North America, at approximately 10 minutes prior to the start time. For those unable to participate in the Conference Call, a taped rebroadcast will also be available until midnight June 4, 2007. To access this rebroadcast, please call 1-800-558-5253 (Reservation: 21335904), toll free in North America.
Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 28,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:

Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com